Exhibit 4.7
ONE-TIME WAIVER OF REGISTRATION RIGHTS FOR IPO
September 9, 2005
RECITALS
     WHEREAS, NGTV, Inc., a California corporation (the “Company”) and the undersigned Majority Holders of the Registrable Securities of the Company (“Majority Holders”) and others have entered into that certain Investor Rights Agreement dated as of February 12, 2004 (the “Agreement”);
     WHEREAS, the Company intends to sell certain shares of its Common Stock to the public pursuant to an anticipated firm commitment Initial Public Offering with Capital Growth Financial LLC (the “Underwriter”) for approximately $25,000,000 (the “IPO”);
     WHEREAS, the Underwriter has required waiver of any and all registration rights by all existing shareholders of the Company as a condition to moving forward with and closing the IPO;
     WHEREAS, the Agreement provides the Holders (defined therein) with certain demand and piggyback registration rights as set forth in Sections 2.2 and 2.3 thereof, which rights may be waived by a majority of the Holders pursuant to the authority of Sections 2.11 and 5.6 thereof;
     WHEREAS, the undersigned represent at least a majority of the Holders and wish to consent to a one-time waiver on behalf of all Holders of the registration rights set forth in Sections 2.2 and 2.3 for purposes of complying with the Underwriter’s requirement to move forward with the IPO;
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agrees as follows:
     1. Waiver of Registration Rights. The undersigned hereby waive any and all rights under Sections 2.2 and 2.3 of the Agreement in connection with the Company’s filing of a Registration Statement, or any amendment thereto, pursuant to the IPO. This waiver is made on behalf of the undersigned shareholder, and may be used to comprise a majority of all Holders in order to waive these rights on behalf of all Holders.
     2. Successors and Assigns. This Waiver shall remain in full force and effect and shall be binding upon the undersigned, and the successors and assigns of the undersigned, and inure to the benefit of the Company and its successors and assigns, and any subsequent Holders of the Registrable Securities or Shares.
     3. Governing Law. This Waiver shall be governed by, and construed in accordance with, the law of the State of California, without regard to conflict of law principles.

[Signature Page to ONE TIME WAIVER OF REGISTRATION RIGHTS FOR IPO]
     Wherefore, the undersigned has subscribed his/her/its name and duly authorized signature below with the intention of being legally bound to the terms hereof.

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